UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007
TierOne Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	000-50015	04-3638672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1235 “N” Street, Lincoln, Nebraska 68508
(Address of principal executive offices, including zip code)
(402) 475-0521
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Recent Developments
     TierOne Corporation (the “Company”) has not finalized its results for the three months ended September 30, 2007. The following updates the Company’s disclosures contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2007. The Company anticipates recording additional loan loss provisions in the three months ended September 30, 2007 primarily due to an increase in nonperforming residential construction loans located in the Cape Coral area of Lee County, Florida and a $4.7 million write-off associated with a receivable from TransLand Financial Services, Inc. (“TransLand”), a mortgage broker and loan servicer that allegedly misappropriated loan payoffs and periodic payments.
     The Company expects to record a provision for loan losses for the three months ended September 30, 2007 ranging from $16.0 to $17.5 million compared to $10.2 million for the three months ended June 30, 2007. At September 30, 2007, the Company’s total allowance for loan losses is expected to be between $57.3 and $58.8 million compared to $43.2 million and $33.1 million at June 30, 2007 and December 31, 2006, respectively. The higher expected provision in the third quarter of 2007 is primarily attributed to a significant increase in residential construction loans deemed impaired in Cape Coral.
     At September 30, 2007, the Company had $78.4 million of nonperforming loans compared to $54.5 million and $30.1 million of nonperforming loans at June 30, 2007 and December 31, 2006, respectively. The majority of the $23.8 million increase in nonperforming loans during the three months ended September 30, 2007 relates to an increase in nonperforming residential construction loans in Cape Coral. At September 30, 2007, disbursed residential construction loans originated by TransLand which are located primarily in Cape Coral totaled $67.3 million of which $45.1 million were classified as nonperforming (90 or more days delinquent) and deemed impaired. Of the Company’s total allowance for loan losses at September 30, 2007, between $21.1 to $22.1 million is expected to relate to Cape Coral residential construction loans.
     A $12.2 million receivable from TransLand associated with the alleged misappropriation of loan payoffs and periodic payments due the Company will be reclassified from “Loan Receivable” to “Other Assets” on the Company’s consolidated balance sheet at September 30, 2007. The Company expects to write off as an additional charge to other operating expense approximately $4.7 million in connection with the TransLand receivable which represents the excess of the aggregate receivable over the amount of a bond insuring the Company up to $7.5 million against fraudulent losses by loan servicers. The Company believes that it is probable it will collect the proceeds on the insurance bond.
Estimates of Future Performance
     On October 23, 2007, Sandler O’Neill Partners L.P. (“Sandler O’Neill”) provided an updated fairness opinion to the board of directors of the Company with respect to the proposed merger of the Company with and into a wholly-owned subsidiary of CapitalSource, Inc. In connection with this opinion, the Company prepared and provided Sandler O’Neill with revised estimates of per share net income of $0.79 for 2007 and $1.85 for 2008. These revised estimates were prepared by management and reflect the reduction in forecast net income principally due to anticipated higher levels of credit losses (in large part in connection with the TransLand situation) and lower levels of loan originations resulting from recent declining economic conditions primarily in the housing and credit markets. In addition, the Company is required pursuant to the merger agreement to operate within various lending and other balance sheet restrictions. Actual per share net income for 2007 and 2008 may exceed or be less than these revised estimates based on a number of factors, including if those contractual obligations were uncoupled from the Company’s present restricted operation and the Company could return to its previous stand-alone operating strategy.
     Statements contained in this filing on Form 8-K which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors that could result in material variations include, but are not limited to, unanticipated issues relating to the TransLand matter, including any potential issues associated with insurance recoveries and unanticipated actions by the bankruptcy court; further deterioration in the Company’s portfolio of loans in the Cape Coral area; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with increases in the levels of losses, charge-offs, customer bankruptcies, claims and assessments; issues associated with the pending merger with CapitalSource, Inc.; as well as other factors discussed in documents filed by the Company with the Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIERONE CORPORATION
Date: October 25, 2007	By:	/s/ Gilbert G. Lundstrom
Gilbert G. Lundstrom
Chairman of the Board and Chief Executive Officer